MARC M. SELTZER (54534)
DAVID H. BOREN (186316)
SUSMAN GODFREY L.L.P.
3700 Wilshire Boulevard, Suite 820
Los Angeles, California  90010-3085
Telephone:  (213) 380-4200

STEPHEN LOWEY
LOWEY DANNENBERG BEMPORAD
  & SELINGER, P.C.
The Gateway
One N. Lexington Avenue
White Plains, New York  10601
Telephone:  (914) 997-0500

Attorneys for Plaintiffs

                    SUPERIOR COURT OF THE STATE OF CALIFORNIA

                            FOR THE COUNTY OF ORANGE

SHIELA FREIBERG; JAMES SHAVICK;
and LINA B. POPPER, as Trustee for
the Lina B. Popper Revocable
Trust, On Behalf of Themselves and                  Case No.   790706
All Others Similarly Situated,                      CLASS ACTION
                                                    JUDGE WILLIAM F. MCDONALD
                       Plaintiffs,                  DEPT. 20
               vs.                                  COMPLAINT FOR BREACH OF
PACIFIC SCIENTIFIC COMPANY, WALTER                  FIDUCIARY DUTY AND
F. BERAN, RALPH O. BRISCOE, LESTER                  VIOLATIONS OF THE CALIFORNIA
"BUCK" HILL, RALPH D. KETCHUM,                      CORPORATIONS CODE
WILLIAM A. PRESTON, and MILLARD H.
PRYOR, JR., and DOES 1-100,                         Plaintiffs Demand
Inclusive,                                          a Trial By Jury
-----------------------------------                 ----------------------------

          Plaintiffs allege upon information and belief, based, in part, upon public filings, press statements, and additional investigation made by and through their attorneys, except as to those allegations relating to plaintiffs and their counsel, which are alleged upon knowledge, as follows:

                               NATURE OF THE CASE

          1. This is a class action brought by the plaintiffs on behalf of themselves and the other former holders of 7-3/4% Convertible Subordinated Debentures due June 15, 2003 (the "Convertible Debentures") issued by defendant Pacific Scientific Company ("Pacific Scientific" or the "Company"), for damages and other relief arising out of defendants' conduct in causing the redemption of the Convertible Debentures without disclosing, among other things, the existence of merger discussions that had taken place between Pacific Scientific and Kollmorgen Corporation ("Kollmorgen") and that the Company was the subject to a potential takeover. On February 2, 1998, in an action taken in response to Kollmorgen's efforts to acquire the Company, Pacific Scientific and Danaher Corporation ("Danaher") jointly announced that Danaher will acquire Pacific
Scientific pursuant to a transaction in which Pacific Scientific common shareholders will receive $30.25 per share in cash. Pacific Scientific has called a special shareholders meeting for March 27, 1998, to vote on the acquisition of the Company by a wholly-owned subsidiary of Danaher.

          2. On and before November 24, 1997, the date the Convertible Debentures were called for redemption by the Company, until December 8, 1997, plaintiffs and the other holders of the Company's Convertible Debentures had the right, at their option, to convert their Convertible Debentures into shares of Pacific

Scientific's common stock rather than having their debentures redeemed by the Company. Had plaintiffs and the other members of the Class, as defined in paragraph 23 below, been advised of the existence of discussions concerning the potential takeover of the Company, they would have been able to make an informed decision as to whether to convert their Convertible Debentures into shares of Pacific Scientific common stock or allow their debentures to be redeemed. At the time of the call for redemption, and up to the last day on which the Convertible Debentureholders could convert their debentures into Pacific Scientific common stock, no public disclosure was made of any merger discussions or potential takeover of the company and the then market price of Pacific Scientific's common stock made conversion appear to be a financially unattractive alternative to redemption. That disincentive to convert is demonstrated by the fact that only a small number of Convertible Debentureholders chose to convert their Convertible Debentures into Pacific Scientific common stock.

          3. Unknown to plaintiffs and the other members of the Class, at the very time that they were forced by defendants to make the critical decision whether to convert their convertible Debentures into Pacific Scientific common stock or accept the redemption price, Kollmorgen had engaged in takeover discussions with Pacific Scientific and was pressing the Company to merge with it. The defendants knew or should have known that these facts, if disclosed, would likely cause the price of Pacific Sci-
entific's common stock to appreciate significantly over the then prevailing market price. Indeed, when the proposed Kollmorgen merger was publicly disclosed, the market price of Pacific Scientific common stock immediately and dramatically increased on very heavy trading from approximately $15.44 per share to approximatley $22 per share. The market price of Pacific Scientific's common stock has increased significantly since that time and now trades at approximately $30 share.

          4. The Convertible Debentureholders were forced to make the important decision as to whether they should convert their shares solely as a result of the defendants' unnecessary unilateral action in calling the Convertible Debentures for redemption. Defendants were under no legal compulsion to call the Convertible Debentures for redemption at the time they did. Defendants, as fiduciaries to plaintiffs and the other members of the Class, and because they caused the Convertible Debentureholders, in effect, to sell their Convertible Debentures to Pacific Scientific through the mechanism of redemption, were obligated to act with complete candor and disclose all information which would be important to plaintiffs and the members of the Class in determining which alternative to select. Yet, defendants failed to publicly disclose the fact that merger discussions had occurred and that takeover proposals had been made while the redemption process was underway.

          5. Pursuant to their fiduciary duties and under applicable law, defendants should have either abstained from calling the Convertible Debentures for redemption until after disclosing the foregoing material facts or cancelled the redemption process, or at least disclosed this highly material information prior to the time that plaintiffs and the other members of the Class were compelled by defendants to choose whether or not to allow their Convertible Debentures to be redeemed by Pacific Scientific.

          6. By timing the redemption process in such a way as to disadvantage plaintiffs and the other members of the Class and by failing to disclose material facts to plaintiffs and the other members of the Class, defendants breached their fiduciary duties of loyalty, candor, good faith and due care owed to the Convertible Debentureholders and violated the California Corporations Code, as alleged more particularly below.

                             JURISDICTION AND VENUE

          7. Many of the defendants' acts and transactions complained of herein occurred in substantial part in Orange County, California. The principal executive offices of Pacific Scientific are located in Orange County. The individual Defendants, as defined and identified below, reside in Orange County or regularly conduct substantial business in Orange County. In addi-tion, a substantial number of Class members reside in Orange County and elsewhere in California.

          8. The amount in controversy is in excess of the jurisdictional minimum of this Court.

                                   THE PARTIES

          9. Plaintiff Sheila Freiberg ("Freiberg") was an owner of twenty Convertible Debentures at all times material hereto, and had her Convertible Debentures redeemed by Pacific Scientific as a proximate result of defendants' wrongdoing alleged herein. Plaintiff Freiberg is a member of the Class defined herein.

          10. Plaintiff James Shavick ("Shavick") was an owner of ten Convertible Debentures at all times material hereto, and had his Convertible Debentures redeemed by Pacific Scientific as a proximate result of defendants' wrongdoing alleged herein. Plaintiff Shavick is a member of the Class defined herein.

          11. Plaintiff Lina B. Popper ("Popper"), as Trustee of the Lina B. Popper Revocable Trust, was an owner of ten Convertible Debentures at all times material hereto, and had her Convertible Debentures redeemed by Pacific Scientific as a proximate result of defendants' wrongdoing alleged herein. Plaintiff Popper is a member of the Class defined herein.

          12. Defendant Pacific Scientific is a California corporation with its principal place of business located at 620 Newport Center Drive, Suite 700, Newport Beach, California 92660. Pacific Scientific is a manufacturer and seller of electrical equipment and safety equipment products. As of November 24, 1997, the date Pacific Scientific announced the redemption, there were $16.978 million in principal amount of Convertible Debentures issued and outstanding. These Convertible Debentures were issued by the Company on April 19, 1983, and were convertible into shares of Pacific Scientific Common Stock at a conversion price of $19.00, or 52.6315789473 shares per $1,000 principal amount of Convertible Debentures. The original expiration date for redemption was June 15, 2003. Pursuant to the Company's November 24, 1997 announcement, however, the Company required Convertible Debentureholders to determine whether or not to convert their Convertible Debentures into Pacific Scientific common stock on or before December 8, 1997. If not converted, the debentures would be redeemed and the Convertible Debentureholders would be paid the principal amount of their debentures, plus accrued interest, on December 15, 1997.

          13. Defendant Lester "Buck" Hill ("Hill") is the Chairman of Pacific Scientific's Board of Directors and also serves as its President and Chief Executive Officer. He has held these positions since February 1997.

          14. Defendants Walter F. Beran ("Beran"), Ralph O. Briscoe ("Briscoe"), Ralph D. Ketchum ("Ketchum"), William A. Preston ("Preston"), and Millard H. Pryor, Jr. ("Pryor") are each currently members of Pacific Scientific's Board of Directors and were directors of Pacific Scientific at all times relevant hereto.

          15. Defendants Hill, Beran, Briscoe, Preston, Ketchum and Pryor (collectively referred to herein as the "Individual Defendants"), constitute the entire Board of Directors of Pacific Scientific.

          16. Plaintiffs are as yet unaware of the true names and capacities of defendants sued herein as Does 1 through 100, inclusive, and therefore sues such defendants by such fictitious names. Plaintiffs will amend the complaint to allege the true names and capacities of Does 1 through 100 when the same are ascertained. These fictitiously named defendants are legally responsible for the wrongdoing alleged herein. Many if not all of the defendants named as Does 1 through 100 are residents of the State of California or transact substantial business in this state.

          17. As directors and/or officers of Pacific Scientific, the Individual Defendants stood in a fiduciary relationship with the plaintiffs and the other members of the Class and owe to them the highest obligations of good faith, loyalty, can-dor, fair dealing and due care, including the duty to disclose all facts material to the Convertible Debentures holders with respect to, among other things, the decision they required the Convertible Debentureholders to make as to whether or not they should convert their Debentures into Pacific Scientific common stock or allow their Debentures to be redeemed. The Individual Defendants breached their fiduciary duties by failing to disclose the potential takeover of Pacific Scientific at the time defendants announced and implemented the redemption of the Convertible Debentures and by manipulating the timing of the redemption in such a way so as to cause plaintiffs and the members of the Class to suffer a loss of the substantial economic benefits they would have otherwise obtained had they converted their Convertible Debentures into Pacific Scientific common stock.

          18. In acting in their capacity as directors and officers of Pacific Scientific, the Individual Defendants acted within the course and scope of their authority. As such, Pacific Scientific is liable for the conduct of the Individual Defendants under the doctrine of respondeat superior.

          19. As directors of Pacific Scientific, the Individual Defendants were controlling persons of Pacific Scientific and were able to and did, directly or indirectly, in whole or in material part, control the content of public statements issued by or on behalf of Pacific Scientific. As a result of the forego-
ing, the Individual Defendants were responsible for the truthfulness, accuracy and completeness of Pacific Scientific's public statements and releases described herein. Due to their positions with Pacific Scientific, the Individual Defendants knew of the potential takeover at the time Pacific Scientific announced the call for and effectuated the redemption of its Convertible Debentures.

          20. Pacific Scientific and the Individual Defendants, as directors of Pacific Scientific, had a duty to promptly disseminate truthful and accurate information with respect to Pacific Scientific and to promptly correct any public statements issued by or on behalf of Pacific Scientific which had become false or misleading.

          21. Defendants, and each of them, knew or recklessly disregarded or were negligent in not knowing that the misleading statements and omissions complained of herein would induce Convertible Debentureholders to permit their debentures to be redeemed rather than causing them to be converted into shares of Pacific Scientific common stock.

          22. Plaintiffs are informed and believe and thereon allege that the defendants, and each of them, are, and at all times herein mentioned were, the agents, servants or employees of each other, and in doing the acts and following the course of conduct set forth herein, each such defendant was acting within the course and scope of such agency or employment, and each defendant approved, ratified or affirmed the acts and conduct of each other defendant.

                            CLASS ACTION ALLEGATIONS

          23. Plaintiffs bring this action on their own behalf and as a class action on behalf of all persons and entities who owned the Convertible Debentures which were redeemed by Pacific Scientific (the "Class") on or about December 15, 1997. The Class excludes all of the defendants, the officers and directors of Pacific Scientific, the members of the immediate families of the officers and directors of Pacific Scientific, and any person, firm, trust, corporation or other person or entity affiliated with any of the defendants, and the heirs, successors and assigns of any excluded party.

          24. This action is properly maintainable as a class action pursuant to section 382 of the Code of Civil Procedure for the following reasons:

               (a) The Class is ascertainable and has a well-defined community of interest. The members of the Class are so numerous that joinder of all Class members is impracticable. Prior to the redemption of the Convertible Debentures, there were $16.978 million in principal amount of Convertible Debentures issued and outstanding. While the precise number of Class members is unknown to plaintiffs at this time and can only be ascertained through appropriate discovery, plaintiffs believe that there are, at a minimum, hundreds of members of the Class.

               (b) There are questions of law and fact which are common to members of the Class and which predominate over any questions affecting only individual members, including whether the defendants breached their fiduciary duties and violated the California Corporate Securities Law of 1968 by manipulating the timing of the redemption and the disclosure of the merger discussions in such a way so as to induce plaintiffs and the members of the Class to refrain from converting their Convertible Debentures into Pacific Scientific common stock.

               (c) The claims of plaintiffs are typical of the claims of the other members of the Class. Plaintiffs and the members of the Class have sustained injury as a result of defendants' conduct as alleged herein.

               (d) Plaintiffs are members of the Class and will fairly and adequately protect the interests of the Class. They are committed to prosecuting this action, have retained competent counsel experienced in conducting class and securities litigation and have no interests that are adverse or antagonistic to the interests of the Class. Accordingly, plaintiffs are adequate representatives of the Class.

               (e) The prosecution of separate actions by individual members of the Class would create a risk of inconsistent or varying adjudications with respect to individual members of the Class which would establish incompatible standards of conduct for the party opposing the Class.

               (f) A class action is superior to the other available methods for the fair and efficient adjudication of this controversy since joinder of all members of the Class is impracticable. There will be no difficulty in the management of this case as a class action.

                     DEFENDANTS' WRONGFUL COURSE OF CONDUCT

REDEMPTION OF THE CONVERTIBLE DEBENTURES

          25. On November 24, 1997, Pacific Scientific issued a press release in which it publicly announced that it was calling for redemption of all of its outstanding Convertible Debentures. Pursuant to the announcement, the Convertible Debentures were to be redeemed at face value, plus accrued interest. This announcement accelerated the time for redemption by more than five years, from June 15, 2003, to December 15, 1997.

          26. In its November 24th announcement, Pacific Scientific also stated that the Convertible Debentureholders would have only until December 8, 1997, one week before the new redemption date, to convert their shares into Pacific Scientific common stock, at a conversion price of $19.00 per share, or

52.6315789473 shares per $1,000 principal amount of the Convertible Debentures. The total principal amount of the outstanding Convertible Debentures was $16.978 million. If all of the Convertible Debentures were converted into common stock, approximately 893,579 shares of Pacific Scientific common stock would have been issued to the Convertible Debentureholders.

          27. On or about  December 15, 1997,  Pacific  Scientific  redeemed the outstanding Convertible Debentures. Only a small number of Convertible Debentureholders elected to convert their Convertible Debentures into shares of the Company's common stock. Due to the defendants' failure to disclose the material facts alleged herein regarding the potential takeover of the Company, it appeared that it was more prudent for the holders of the Convertible Debentures to allow them to be redeemed because Pacific Scientific common stock was then trading in the range of $15.25 to $15.50 per share and the conversion price was set at $19 per share. On December 15, 1997, Kollmorgen filed its tender offer materials with the Securities and Exchange Commission, which described the Pacific Scientific takeover proposal and the background of the proposal, including a description of the discussions between Pacific Scientific and Kollmorgen about a potential takeover of the Company that had taken place over the preceding six months. Once these matters were publicly disclosed, the price of Pacific Scientific common stock increased dramatically, closing at $22 per share. At that price, conversion of the de-bentures would have provided substantially more economic benefits to the Convertible Debentureholders than allowing the debentures to be redeemed. The market price of Pacific Scientific's common stock has increased since then and the Company's stock now trades in the range of approximately $30 per share.

THE DISCUSSIONS REGARDING THE TAKEOVER OF PACIFIC SCIENTIFIC

          28. On or about July 18, 1997, Gideon Argov ("Argov"), Kollmorgen's Chairman, President and Chief Executive Officer, telephoned defendant Hill, Pacific Scientific's Chairman, President and Chief Executive Officer, to suggest that they meet to discuss ways in which the companies might cooperate and the possibility of combining Kollmorgen and Pacific Scientific. Kollmorgen and Pacific Scientific both are engaged in the business of providing high performance motion control products. Defendant Hill agreed to meet with Argov and a meeting was scheduled for the first week in August 1997.

          29. On August 1, 1997, Argov met with defendant Hill in Newport Beach, California. Argov discussed the businesses of Pacific Scientific and Kollmorgen and the motion control industry generally with defendant Hill and proposed a merger of Kollmorgen and Pacific Scientific. At that time, Argov and defendant Hill explored a broad range of topics related to the proposed combination. Defendant Hill did not reject Argov's proposal, but stated that he needed more time to consider the proposal. Argov and defendant Hill agreed to speak again within the next few weeks.

          30. On or about August 13, 1997, Argov telephoned defendant Hill to ask whether defendant Hill had considered Argov's proposal. Defendant Hill responded that he had considered the proposal, but that he needed more time to do so because the Company was in the midst of a strategic planning process. Argov agreed to call defendant Hill in early September 1999.

          31. On or about September 15, 1997, Argov again telephoned defendant Hill to ask whether defendant Hill was now ready to discuss a business combination of their two companies. Defendant Hill again responded that he was not ready to discuss a possible business combination because of Pacific Scientific's ongoing strategic planning process. Argov and defendant Hill agreed to speak again on October 15 or 16, 1997.

          32. On or about October 15, 1997, Argov attempted to telephone defendant Hill, but defendant Hill did not return Argov's calls. On October 21, 1997, Argov telephoned defendant Hill and again proposed discussing the possible merger of Kollmorgen and Pacific Scientific. Defendant Hill responded that he had thought about Argov's suggestion and discussed it with the other members of the Company's Board of Directors and had concluded that it would not be in the best interests of Pacific Scientific. Argov indicated that he was still interested in pursuing a merger between the two companies and stated that he would consider what options his company would pursue. On October 22, 1997, defendant Hill telephoned Argov to offer to sell Pacific Scientific's Automation Intelligence, Inc. business to Kollmorgen. Argov indicated to defendant Hill that Kollmorgen was not interested in acquiring only a small piece of Pacific Scientific's business.

          33. On December 9, 1997, Argov telephoned defendant Hill to inform defendant Hill that Argov was authorized by Kollmorgen's Board of Directors to make a proposal to acquire Pacific Scientific for $20.50 per share in cash and Kollmorgen common stock, and that defendant Hill should expect to receive a letter from Argov making such a proposal. Argov reiterated Kollmorgen's belief that a combination of Pacific Scientific and Kollmorgen would benefit both companies' shareholders and expressed his hope that defendant Hill and the Pacific Scientific Board would, once they had undertaken an informed review of Kollmorgen's proposal, support the proposed combination. Defendant Hill promised to telephone Argov with a response to the proposal on Friday, December 12, 1997. On December 9, 1997, following that telephone call, Argov sent to defendant Hill a letter outlining the contemplated terms of the proposed merger.

          34. On December 12, 1997, defendant Hill failed to telephone Argov as previously agreed. Instead, defendant Hill sent a letter by telecopy to Argov which stated that defendant Hill had shared Argov's letter with Pacific Scientific's Board of Directors and further stating:
"We will be back to you once we have had a chance to fully consider the matter." The letter was signed, "Best Regards, Lester Hill." On December 15, 1997, Kollmorgen commenced a tender offer to acquire the number of Pacific Scientific common shares that, when added to the number of Pacific Scientific common shares already owned by Kollmorgen, directly or indirectly, would constitute a majority of the Pacific Scientific common stock outstanding on a fully diluted basis. The tender offer was made to all holders of Pacific Scientific common shares at a price of $20.50 in cash per Pacific Scientific common share, net to the seller in cash. This price represented a 33% premium over the then-prevailing market price of Pacific Scientific common stock on the last trading day before the announcement of the offer.

          35. In accordance with its terms, the tender offer, if successful, was to be followed by a merger, by which Pacific Scientific would merge with Kollmorgen or a wholly-owned subsidiary of Kollmorgen. All Pacific Scientific common shares not held or owned by Kollmorgen or its wholly-owned subsidiary, or by shareholders exercising their dissenters' rights, if any, would be converted into the right to receive shares of Kollmorgen common stock with a value of $20.50 (i.e., the same value as the cash offer), subject to a price collar.

          36. To facilitate the tender offer and the proposed merger, Kollmorgen also announced on December 15, 1997, its intention to solicit consents to call a special meeting of Pacific Scientific's shareholders. On January 30, 1998, Kollmorgen increased its tender offer and merger proposal to $23.75 per share.

          37. News of the potential takeover had a substantial positive impact on the market price of Pacific Scientific's common stock, which closed at $22 per share on December 15, 1997, on very heavy trading volume. In contrast, the closing price of Pacific Scientific's common stock on December 8, 1997, the last day Convertible Debentureholders could decide to convert their shares into Pacific Scientific common stock, was approximately $15.31 per share, more than $6.60 per share below the closing price on December 15, 1997.

          38. On December 15, 1997, notwithstanding the failure to disclose information material to the decision of the Convertible Debentureholders as to whether to convert their debentures into Pacific Scientific common stock, Pacific Scientific completed the redemption and did not provide any means to allow the Convertible Debentureholders to convert their debentures prior to the effectiveness of the redemption.

          39. Pacific Scientific's November 24, 1997 press release and notice of redemption were materially misleading in that, among other things, they failed to disclose the existence of corporate takeover discussions with Kollmorgen. Defendants unfairly and wrongfully discouraged plaintiffs and the other members of the Class from converting their Convertible Debentures into Pacific Scientific common stock by giving them inadequate and materially misleading information, and by making it appear that it was financially desirable for Class members to allow the Company to redeem their Convertible Debentures. Had defendants disclosed the material facts in their possession or at least delayed the redemption of the Convertible Debentures until after the material facts regarding the potential takeover of the Company were publicly disclosed, plaintiffs and the members of the Class would have been able to elect to convert their Convertible Debentures into Pacific Scientific common stock in light of such information. If the Convertible Debentureholders converted their debentures, they would have been able to receive additional consideration of approximately $10 million over and above the redemption price.

THE DANAHER AND PACIFIC SCIENTIFIC MERGER AGREEMENT

          40. On February 2, 1998, Pacific Scientific and Danaher jointly announced a merger agreement between them whereby Danaher would acquire all outstanding shares of Pacific Scientific common stock in an all cash transaction valued at approximately $460 million, or $30.25 per share. Danaher is a leading manufacturer of tools and components and process/environmental controls. The Individual Defendants have unanimously approved the Danaher transaction and recommended that Pacific Scientific shareholders accept the Danaher offer and tender their shares.

          41. It is anticipated that the Danaher-Pacific Scientific merger transaction will soon be completed. As alleged above, had plaintiffs and other members of the Class not been deprived of material information by the defendants, they would have been able to convert their Convertible Debentures into Pacific Scientific common stock and received approximately $10 million in additional consideration over and above the redemption price paid by Pacific Scientific for their Convertible Debentures.

DEFENDANTS' BREACH OF DUTIES

          42. The Individual Defendants, as corporate directors and/or officers of Pacific Scientific, owed to members of the Class the highest fiduciary obligations of good faith, loyalty, candor, fair dealing and due care, including the duty to disclose, in an atmosphere of entire candor, all facts material to the Convertible Debentureholders bearing on their decision to convert their Convertible Debentures to Pacific Scientific common stock.

          43. The fact that Pacific Scientific had participated in discussions regarding a potential takeover of the Company was material to Class members in that such information would have assumed actual significance in the deliberations of a reasonable Convertible Debentureholder with respect to whether or not to convert his or her Convertible Debentures into Pacific Scientific common stock and would have significantly altered the total mix of information available to such Convertible Debentureholder.

          44. Pacific Scientific was under no legal compulsion to call the Convertible Debentures for redemption. By manipulating the timing and structure of the redemption and failing to disclose material facts to the Company's Convertible Debentureholders, defendants breached their fiduciary duties to plaintiffs and the members of the Class and violated the provisions of the California Corporate Securities Law of 1968, as alleged herein.

                              FIRST CAUSE OF ACTION

             (AGAINST ALL DEFENDANTS FOR BREACH OF FIDUCIARY DUTIES AND/OR AIDING AND ABETTING BREACHES OF FIDUCIARY DUTY)

          45. Plaintiffs repeat and reallege each and every allegation contained in paragraphs 1 through 44 above, with the same force and effect as though fully set forth herein.

          46. Defendants, individually and jointly, breached their fiduciary duties of good faith, loyalty, candor, fair dealing and due care to the plaintiffs and other Class members by structuring and timing the redemption in such a way so as to disadvantage plaintiffs and the Class, by failing to disclose facts regarding the potential takeover of Pacific Scientific and by providing inadequate and materially misleading information. As a result, defendants effectively and unfairly discouraged plain-tiffs and other members of the Class from converting their Convertible Debentures into Pacific Scientific common stock. Such conduct also breached the implied covenant of good faith and fair dealing owed by defendants to the Convertible Debentureholders.

          47. By reason of the foregoing acts, the defendants also failed to use ordinary care and diligence in the exercise of their respective fiduciary obligations toward plaintiffs and the other members of the Class. Alternatively, the defendants aided and abetted the breaches of fiduciary duty of the other defendants herein and are jointly and severally liable for their participation in such wrongdoing.

          48. Plaintiffs and the members of the Class have been injured as a direct and proximate result of the aforesaid conduct of the defendants and sustained many millions of dollars of damage, including, but not limited to, the loss of their ability to share in the increased value of the Pacific Scientific common stock and the proceeds of the Danaher merger transaction.

                             SECOND CAUSE OF ACTION

                (AGAINST ALL DEFENDANTS FOR VIOLATION OF SECTIONS
                        25400 AND 25500 OF THE CALIFORNIA
                            CORPORATE SECURITIES LAW)

          49. Plaintiffs repeat and reallege each and every allegation contained in paragraphs 1 through 44 above, with the same force and effect as though fully set forth herein.

          50. Defendant Pacific Scientific offered to purchase and did purchase the Convertible Debentures from plaintiffs and the other members of the Class by means of a press release and other public announcements which omitted to state material facts necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, in violation of California Corporations Code [Section][Section] 25400 and 25500. Defendant Pacific Scientific made such materially misleading statements and omissions for the purpose of inducing the plaintiffs and other members of the Class to sell their Convertible Debentures to Pacific Scientific by means of the redemption at an artificially low and manipulated price. Plaintiffs and the other members of the Class would not have sold their Convertible Debentures to Pacific Scientific had they known about the potential takeover of the Company and would have elected to convert their Convertible Debentures to Pacific Scientific common stock.

          51.  Defendants,  and  each  of  them,  are  liable  under  California
Corporations Code [Section] 25500, for willfully participating in acts or transactions in violation of [Section] 25400. Defendants, and each of them, are liable to plaintiffs and other members of the Class who sold their Convertible Debentures to Pacific Scientific at prices which were affected by wrongful acts and transactions of the defendants, as alleged above. By virtue of the wrongful conduct of the defendants, plaintiffs and the other members of the Class have been damaged. In addition, pursuant to [Section] 25500, plaintiffs and the Class are entitled to an award of prejudgment interest.

                              THIRD CAUSE OF ACTION

                (AGAINST ALL DEFENDANTS FOR VIOLATION OF SECTIONS
                    25401, 25501 AND 25504 OF THE CALIFORNIA
                            CORPORATE SECURITIES LAW)

          52. Plaintiffs repeat and reallege each and every allegation contained in paragraphs 1 through 44 above, with the same force and effect as though fully set forth herein.

          53. Defendant Pacific Scientific violated [Section][Section] 25401 and 25501 of the California Corporations Code by offering to redeem the Convertible Debentures from plaintiffs and the other members of the Class by means of communications which omitted material facts necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          54. Pacific Scientific's materially misleading statements were made to induce the Convertible Debentureholders to sell their Convertible Debentures back to Pacific Scientific rather than converting their shares into Pacific Scientific common stock, as they had a right to do.

          55. The Individual Defendants and Does 1 through 100 may be held liable for violations of [Section] 25501 of the Corporations

Code pursuant to [Section] 25504 of the Corporations Code insofar as they were controlling persons of Pacific Scientific.

          56. Plaintiffs and other members of the Class suffered substantial damage in connection with the sale of their Convertible Debentures to Pacific Scientific. Plaintiffs and the other members of the Class are entitled to rescind the sale of their Convertible Debentures to Pacific Scientific and to have such Convertible Debentures converted into shares of Pacific Scientific common stock at the conversion price offered to Convertible Debentureholders by Pacific Scientific in its November 24, 1997 press release, or, alternatively, to an award of damages as provided under [Section] 25501 and other applicable law.

          WHEREFORE, plaintiffs pray for judgment and relief as follows:

          A. Certifying this action as a plaintiff class action, the plaintiffs as the representatives of the Class and their counsel as Class counsel;

          B. Finding that Pacific Scientific and the Individual Defendants have breached their fiduciary duties to the plaintiffs and the Class;

          C. Finding that Pacific Scientific and the Individual Defendants violated the California Corporate Securities Law of 1968, as alleged above;

          D.   Awarding  the   plaintiffs   and  other   members  of  the  Class
compensatory, economic and general damages according to proof and prejudgment interest at the maximum legal rate;

          E. Awarding plaintiffs of the costs and disbursements of this action, including reasonable attorneys' and experts' fees;

          F. Granting such other and further relief as this Court deems to be just and proper.

                                        MARC M. SELTZER
                                        DAVID H. BOREN
                                        SUSMAN GODFREY L.L.P.

                                        STEPHEN LOWEY
                                        LOWEY DANNENBERG BEMPORAD
                                          & SELINGER, P.C.



                                        By:
                                              Marc M. Seltzer
                                           Attorneys for Plaintiffs

                              DEMAND FOR JURY TRIAL

                    Plaintiffs hereby demand a trial by jury.

                                           MARC M. SELTZER
                                           DAVID H. BOREN
                                           SUSMAN GODFREY L.L.P.

                                           STEPHEN LOWEY
                                           LOWEY DANNENBERG BEMPORAD
                                             & SELINGER, P.C.



                                           By:
                                                  Marc M. Seltzer
                                              Attorneys for Plaintiffs